Exhibit 3.1

Execution Version

AMENDMENT NO. 4
TO
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NGL ENERGY HOLDINGS LLC

This Amendment No. 4 (the “Amendment”), dated as of August 20, 2019, to the Third Amended and Restated Limited Liability Company Agreement (the “Agreement”) of NGL Energy Holdings LLC (the “Company”), as amended, dated as of February 25, 2013, is entered into by the Members of the Company pursuant to Section 16.02(a) of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement. Unless otherwise indicated, all section references in this Amendment refer to sections of the Agreement.

WHEREAS, on July 2, 2019, the Company, NGL Energy Partners LP (the “Partnership”), EIG Management Company, LLC, a Delaware limited liability company (“EIG Management”), and FS/EIG Advisor, LLC, a Delaware limited liability company (“FS” which, together with EIG Management are referred to herein, collectively, as “EIG”), have entered into that certain Board Representation Rights Agreement, dated as of the date hereof (the “Board Representation Rights Agreement”);

WHEREAS, following consummation of the transactions contemplated by that certain Class D Preferred Unit and Warrant Purchase Agreement, dated July 2, 2019 (the “Class D Preferred Unit Purchase Agreement”), by and between the Partnership and the purchasers named on the signature pages thereto (collectively, the “EIG Purchasers”), the EIG Purchasers will own an aggregate of 400,000 Class D Preferred Units (as defined herein) and 2019 Warrants (as defined herein) exercisable for an aggregate of 17,000,000 common units representing limited partner interests in the Partnership;

WHEREAS, it is a condition to the EIG Purchasers’ willingness to purchase the Class D Preferred Units and 2019 Warrants from the Partnership, that EIG, on its own behalf and on behalf of the EIG Purchasers, have the right to appoint up to one (1) member of the Board of Directors of the Company (the “Board”) as more fully described herein and in the Board Representation Rights Agreement;

WHEREAS, pursuant to Section 16.02(a) of the Agreement, the Members owning (in the aggregate) 80% or more of the outstanding Units may amend the Agreement, subject to certain limitations set forth in Section 16.02(a) of the Agreement; and

WHEREAS, the Members of the Company owning (in the aggregate) 80% or more of the outstanding Units previously approved the Amendment by written consent and authorized the officers of the Company to enter into and adopt this Amendment on behalf of the Members.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

Section 1.01        Amendment of Agreement. The Agreement is hereby amended as follows:

(a)          The definition of Designating Member shall be deleted in its entirety and replaced with the following:

“Designating Member” means each of (1) the Coady Group (acting together in their capacities as Members), (2) the IEP Group (acting together in their capacities as Members), (3) EMG I, (4) EMG II, (5) EIG and (6) any Transferee of the right to designate a Representative pursuant to Section 4.01(b), in each case only for so long as such Designating Member continues to hold a Requisite Ownership Threshold.

(b)          The definition of Requisite Ownership Threshold shall be deleted in its entirety and replaced with the following:

“Requisite Ownership Threshold” means, (a) with respect to the Coady Group (acting together in their capacities as Members) and the IEP Group (acting together in their capacities as Members), an aggregate number of Units held by such Member and its Affiliates which equal an Ownership Percentage of not less than 10%, (b) with respect to EMG I, an aggregate number of Units held by it and its Affiliates which equal an Ownership Percentage of not less than 5.0%, (c) with respect to EMG II, an aggregate number of Units held by it and its Affiliates which equal an Ownership Percentage of not less than 5.364%, (d) with respect to Frank Mapel, direct or indirect ownership of an aggregate number of Partnership Units of not less than 100,000 (subject to adjustment for unit split, reverse split and similar transaction); provided, that the number of Partnership Units “indirectly” owned by Mr. Mapel through his ownership in an entity that owns Partnership Units shall be determined by multiplying the number of Partnership Units owned by such entity by the percentage of Mr. Mapel’s ownership of such entity and (e) with respect to EIG, ownership by the EIG Group, in the aggregate, of either at least (i) (A) 50% of the Class D Preferred Units issued pursuant to the Class D Preferred Unit Purchase Agreement or (B) 50% of the aggregate liquidation preference of any class or series of Class D Parity Securities, or (ii) 2019 Warrants, Warrant Exercise Units and/or Partnership Units that, in the aggregate, comprise 10% or more of the then-outstanding Partnership Units (assuming, for purposes of such calculation, that all such 2019 Warrants are validly exercised pursuant to Section 3(b)(i) thereof in exchange for the maximum number of Warrant Exercise Units issuable thereunder at the time of such election), in each case subject to adjustment for unit splits, reverse splits and similar transactions applicable to the Class D Preferred Units, any Class D Parity Securities held by the EIG Group or the Common Units, as applicable.

(c)          The following defined terms shall be deleted in their entirety from Section 1.01: Class A Preferred Units, Class A Preferred Units Closing Date, Class A Preferred Unit Purchase Agreement, Conversion Rate, Highstar, Highstar Board Representation and Observation Rights Agreement, Highstar Group, Highstar Purchasers, Highstar Representative and Warrants.

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(d)          The following defined terms will be added to Section 1.01:

“2019 Warrants” means the rights to purchase common units representing limited partner interests in the Partnership pursuant to the terms of those certain warrant agreements, dated as of the Class D Preferred Units Closing Date.

“Board Representation Rights Agreement” shall have the meaning set forth in the recitals.

“Class D Parity Securities” shall have the meaning assigned to such term in the Partnership LP Agreement.

“Class D Preferred Unit Purchase Agreement” means that certain Class D Preferred Unit and Warrant Purchase Agreement, dated July 2, 2019, by and between the Partnership and the purchasers named on the signature pages thereto.

“Class D Preferred Units” means Class D Preferred Units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership LP Agreement.

“Class D Preferred Units Closing Date” means the date on which the purchase and sale of Class D Preferred Units and 2019 Warrants to the EIG Purchasers is consummated pursuant to the Class D Preferred Unit Purchase Agreement.

“EIG” shall have the meaning set forth in the recitals of this Amendment.

“EIG Group” means each of the EIG Purchasers and their respective Affiliates. Notwithstanding anything contained to the contrary herein, for purposes of this Agreement (a) the direct or indirect equity owners, including any limited partners, of EIG or its Affiliates (collectively, the “EIG Investors”), shall be considered an Affiliate of each EIG Purchaser; (b) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by EIG or any EIG Investor, shall be considered an Affiliate of each EIG Purchaser and EIG; and (c) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by an EIG Purchaser or any of its Affiliates, or the direct or indirect equity owners, including limited partners of an EIG Purchaser or any of its Affiliates, shall be considered an Affiliate of such EIG Purchaser.

“EIG Management” shall have the meaning set forth in the recitals of this Amendment.

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“EIG Purchasers” shall have the meaning set forth in the recitals of this Amendment.

“EIG Representative” shall have the meaning set forth in Section 9.02(b)(iv).

“FS” shall have the meaning set forth in the recitals of this Amendment.

“Warrant Exercise Units” means Partnership Units issuable upon exercise of the 2019 Warrants.

(e)          The second sentence of Section 4.01(b) shall be deleted in its entirety and replaced with the following:

Notwithstanding any other provision of this Agreement, a Designating Member’s right to designate a Representative, as provided in Section 9.02(b), shall not be assigned or Transferred (including in a Permitted Transfer) except as part of a Transfer permitted under the terms of this Agreement to one Transferee holding a number of Units constituting an Ownership Percentage of not less than ten percent (10%) provided that such Designating Member expressly elects in writing delivered to the Company prior to such Transfer that such Designating Member will Transfer such right to designate a Representative to such Transferee in connection with such Transfer; provided, however, (i) in no event shall EMG I be entitled to Transfer their rights to designate Representatives and (ii) EIG (or its permitted transferee) shall be entitled to Transfer its right to designate the EIG Representative in accordance with the terms of the Board Representation Rights Agreement without reference to this Section 4.01(b).

(f)          Section 9.02(b)(iv) shall be deleted in its entirety and replaced with the following:

(iv)       EIG shall be entitled to designate up to one natural person to serve on the Board (any such Director designated by EIG pursuant to this Section 9.02(b)(iv), an “EIG Representative”). The EIG Representative as of the date hereof is set forth on Exhibit B.

(g)          The first sentence of Section 9.02(c) shall be deleted in its entirety and replaced with the following:

(c)         For so long as each Designating Member is permitted to designate a Representative in accordance with Section 9.02(b), each Designating Member (other than EMG I and EIG) shall be permitted to designate up to two natural persons to serve as observers to the Board, and for so long as Frank Mapel holds the Requisite Ownership Threshold, he shall be permitted to serve as an observer to the Board (each, a “Board Observer”).

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(h)          The first sentence of Section 9.02(d)(i) shall be deleted in its entirety and replaced with the following:

(i)        Each Representative may be removed and replaced, with or without cause, at any time by the Designating Member that designated him or her, in such Designating Member’s sole discretion, but may not be removed or replaced by any other means, except as set forth in Section 9.02(b)(vi).

(i)           A new Section 9.10 is inserted as follows:

Section 9.10      Actions Subject to Partnership LP Agreement.

Notwithstanding anything contained in this Agreement to the contrary, the Company (whether acting through the Board or otherwise) shall not have the authority to cause any member of the Partnership Group to take any action (or fail to take any action) that requires the consent of the holders of Class D Preferred Units or the holders of any Class D Parity Securities that are issued following the date of this Agreement pursuant to the terms and conditions of the Partnership LP Agreement (as amended as of the date of this Agreement) without first obtaining such consent in compliance with the Partnership LP Agreement.

(j)           Section 16.02(a) shall be deleted in its entirety and replaced with the following:

(a)       Except as provided in Section 16.02(b), (i) this Agreement shall not be altered modified or changed except by an amendment approved by Members owning (in the aggregate) 80% or more of the outstanding Units; provided, however, that no amendment to this Agreement may (A) enlarge the obligations of (including requiring any Member to make additional Capital Contributions to the Company) any Member, (B) disproportionately and adversely alter the method of division of Profits and Losses or a method of distributions made to a Member, (C) restrict a Designating Member’s ability, if any, to designate Representatives, (D) amend, alter or delete Sections 9.02(b)(iv), 9.02(b)(vi), 9.02(d) or 9.02(e), or any other provision of this Agreement, which amendment, alteration or deletion (other than in respect of Sections 9.02(b)(iv), 9.02(b)(vi), 9.02(d) or 9.02(e)) would have an adverse effect on the rights of EIG, in each case without the consent of EIG or (E) adversely affect a Member’s right to be indemnified by the Company, unless, in each case, such amendment shall have been approved by the Member or Members so affected, and (ii) any amendment not described in subclause (i) above that would have a material adverse effect on the rights or preferences of any Member in relation to other Members must be approved by such Members holding not less than a majority of the outstanding Membership Interests of the group affected.

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(k)         Exhibit B of the Agreement shall be amended to add Brian Boland as the EIG Representative.

(l)          Section 16.09 is hereby amended and restated in its entirety as follows:

Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee, and (b) the holders of Class D Preferred Units shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to Section 9.10.

Section 2.01        Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Amendment immediately upon affixing its signature hereto.

Section 3.01        Ratification. Except as expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Agreement shall remain in full force and effect.

Section 4.01       Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

[Signature Page Follows.]

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IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Amendment on behalf of the Members pursuant to the written consent adopted by the Members on August 20, 2019, to be effective as of the date first set forth above.

NGL ENERGY HOLDINGS LLC

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

[Signature Page to Amendment No. 4 to the Third Amended and Restated LLC Agreement]